EXHIBIT 99.1

Celina L. Zacarias Elected To Community West Bancshares and Community West Bank Boards of Directors

GOLETA, Calif., Dec. 20, 2021 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (Bank), today announced the election of Celina L. Zacarias to the Board of Directors of both Community West Bancshares and Community West Bank, effective immediately.

“The election of Celina to our respective Boards will bring many years of outstanding service and expertise in community outreach and public relations to our franchise. Her strong analytical and problem-solving skills are unsurpassed, and we welcome Celina to our Boards,” said William Peeples, Chairman of the Board. “She is exceedingly well-known and highly respected in our local business communities, and we look forward to utilizing Celina’s extensive experience as we continue to build awareness of the great products and services we provide, and the commitment we have to the communities we serve.”

Zacarias currently serves as Senior Director of Community & Government Relations at California State University Channel Islands, where she is responsible for advancing CI’s positive presence and goodwill at all levels throughout the culturally diverse service region, the state, the nation and internationally by planning, directing and implementing a comprehensive proactive program of community and government relations. In this role, she is also responsible for establishing and maintaining strong relationships with local elected officials, Sacramento State Legislators and U.S. Congressional Representatives in Washington D.C. and their staff members to communicate positions on issues and obtain support for resources on behalf of the campus.   She also currently serves as the Port of Hueneme Harbor Commissioner for the Oxnard Harbor District, which she was elected to in 2020 for a 4-year term.

The daughter of migrant farmworkers, Zacarias was born in Michoacán, Mexico and came to the United States when she was three years old. Both her father and grandfather were a part of the Bracero Program from 1942-1964. Zacarias graduated from UCSB with Bachelor of Arts degrees in Spanish literature and Hispanic civilization. She has studied abroad in Cuba, China, the Czech Republic, Hong Kong and England. Zacarias has 25 years of business experience from her careers at GMAC Mortgage, Wells Fargo and Cabrillo Economic Development Corporation. In 2011, Zacarias was one of the 40 participants selected by the U.S. Secretary of Defense to participate in the Joint Civilian Orientation Conference which allowed her to engage with top senior leadership at the Pentagon and at military commands throughout the country. She holds leadership positions in many professional, economic and charitable organizations. Her contributions to the community have resulted in numerous awards and acknowledgements, including the 2021 Top 50 Most Influential People of the Tri-Counties award and the 2021 Top Women in Business of the Tri-Counties award, both from the Pacific Coast Business Times. Additionally, she received the 2021 Top Latina in Ventura County award from the Ventura County Reporter and the Girl Scouts of California’s Central Coast 2020 Woman of Distinction award.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties. Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles. The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In September 2021, Community West was named to Piper Sandler’s Bank and Thrift Sm-All Stars – Class of 2021. This award recognized Community West as one of the top 35 best performing small capitalization institutions from a list of publicly traded banks and thrifts in the U.S. with market capitalizations less than $2.5 billion. In making their selections, Piper Sandler focused on growth, profitability, credit quality and capital strength.

In April 2021, Community West Bank was awarded a “Super Premier Performance” rating by The Findley Reports. For 52 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States. In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans. We are also rated 5 star Superior by Bauer Financial.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Contact:	Martin E. Plourd, President and CEO
805.692.4382
www.communitywestbank.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/96615e4e-3388-47d8-bb60-b54ac41dc79e